EXHIBIT 16.1

February 9, 2004

Securities and Exchange Commission

Mail Stop 11-3

450 5th Street, N.W.

Washington, D.C. 20549

Dear Sirs/Madams:

We have read the section “Change in Independent Accountants” included in the Registration Statement of SiRF Technology Holdings, Inc. on Form S-1 dated February 9, 2004, and have the following comments:

1.	We agree with the statements made in the first three sentences of the first paragraph and the statements made in the second paragraph.

2.	We have no basis on which to agree or disagree with the statements made in the last sentence of the first paragraph.

Yours truly,

/s/  Deloitte & Touche LLP